Exhibit 99.1

ACORN FACTOR AFFILIATE PAKETERIA COMPLETES FINANCING
- - Poised to Capitalize on the End of the DeutschePost Monopoly - -

MONTCHANIN, Del., September 13, 2007 -- Acorn Factor, Inc. (OTC Bulletin Board: ACFN) today announced that its Paketeria affiliate has completed a $3.6 million capital increase.

Paketeria raised $2.4 million from a group of German, Swiss and US institutional investors and high net worth individuals. Contemporaneous with the closing of the private placement, Acorn and certain other Paketeria shareholders converted approximately $1.2 million of loans into equity on the same terms as the private placement. Giving effect to the private placement and conversion, Acorn holds approximately 31% of the equity of Paketeria and has the right to purchase additional shares to increase its stake to approximately 42%.

Commenting on the successful raise, John A. Moore, President and CEO of Acorn stated: “The successful raise of this outside investment validates the progress that Paketeria has made. In the year since Acorn made its first investment, Paketeria has doubled its store count from 30 stores to 70 and proven its business model. In addition, Paketeria´s team was substantially enhanced several months ago by the addition of Alexander Ruckdaeschel as a director and a substantial shareholder. The completion of this financing in such a short period and in the midst of difficult market conditions is a testament both to the promise of Paketeria and Alex's value as a member of our team."

Paketeria´s CEO Andy Roesch commented: "The next six months at Paketeria promise to be very exciting as we seek to expand our unique position as the leading retail player in the restructuring of the German mail system. We hope to use this capital to help us form strategic alliances that will allow us to more dramatically grow our revenue and store base."

About Acorn Factor, Inc.

Acorn Factor specializes in funding and accelerating the growth of emerging ventures that promise meaningful improvements in the economic and environmental efficiency of the energy sector.

Acorn Factor aims to take primarily-controlling positions in promising companies led by great entrepreneurs and to add value by helping these companies with branding, positioning, strategy, and business development guidance. Acorn Factor is a global company with equity interests currently in four promising businesses: Comverge (14%-held), the leading clean capacity provider of energy solutions through demand response, Paketeria GmbH, a leading green logistics company; dsIT (58%-held), is a leader in underwater security systems for strategic coastal energy infrastructure; and Local Power, Inc. (10%-held), the creator of community choice aggregation, a revolution in renewable power and retail markets for electricity. Additional information about Acorn Factor and its subsidiary and affiliates is available at www.acornfactor.com, www.comverge.com, www.paketeria.de, www.dsit.co.il, and www.localpower.com.

Certain statements made above are forward-looking in nature. Whether such statements ultimately prove to be accurate depends upon a variety of factors that may affect Paketeria’s business and operations. Many of these factors are described in the Company's most recent Annual Report on Form 10-K as filed with Securities and Exchange Commission.

About Paketeria:

Paketeria GmbH, innovator of the German Super Service Market, is a full-service franchise chain that combines seven services (post and parcels, e-bay dropshop, mobile telephones, copies, printing, photo processing and printer cartridge refilling) in one store. Paketeria GmbH is headquartered in Berlin, the capital of Germany.

Contact: John A. Moore, CEO
(302) 656-1707